EXHIBIT 10.12

PULITZER INC.

EXECUTIVE TRANSITION PLAN

1. Purpose. The purpose of the Plan is to establish equitable and comprehensive parameters for providing severance protection to covered executives.

2. Definitions.

(a) “Accrued Compensation” means, with respect to a Participant as of the termination of the Participant’s employment with the Company and its Affiliates, any previously earned and unpaid base salary or commissions, accrued and unpaid bonus for the preceding year, and additional entitlements under any employee plan, program or arrangement of the Company or an Affiliate (other than the Plan).

(b) “Affiliate” means any entity at least 50% of the voting, capital or profits interests of which is owned directly or indirectly by the Company.

(c) “Benefit Continuation” means continuing coverage for a Participant and, where applicable, the Participant’s covered spouse and covered eligible dependents under each of the Company’s group health and group life insurance plans for such period following the termination of the Participant’s employment with the Company and its Affiliates as is specified in Section 5 or 6 herein with respect to such termination of employment (or, if sooner, until corresponding coverage is obtained under a successor employer’s plan) at the same benefit and contribution levels in effect immediately prior to such termination of employment or, to the extent not permitted by the plan or by applicable law, cash payments sufficient to enable the Participant and/or the Participant’s covered spouse and covered eligible dependents, on an after tax basis, to obtain comparable individual coverage through the end of such period. The continuing group health plan coverage component of a Participant’s Benefit Continuation will be made available in addition to and not in lieu of COBRA continuation coverage.

(d) “Board” means the Board of Directors of the Company.

(e) “Cause” means (1) the commission of a felony involving moral turpitude, (2) the willful and repeated failure or refusal to carry out the material responsibilities of a Participant’s employment with the Company or an Affiliate, or (3) any other willful misconduct or pattern of behavior which has had or is reasonably likely to have a significant adverse effect on the Company or an Affiliate, all as determined by the Board acting in its sole discretion. Notwithstanding the preceding sentence, if there is a written employment agreement in effect between a Participant and the Company or an Affiliate that defines the term “cause” (or a term of like import) in a similar context, then, with respect to that Participant, the term Cause, as used in such context herein, shall have the meaning ascribed to such term under the Participant’s employment agreement.

(f) “Change in Control” means the occurrence of any of the following after June 30, 2001:

(i) any person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (“Exchange Act”)) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 40% or more of the combined voting power of the then outstanding voting securities of the Company, other than (1) a person who is the beneficial owner of shares of Class B Common Stock of the Company, or (2) as a result of inheritance;

(ii) a consolidation, merger or reorganization involving the Company, unless (1) the stockholders of the Company immediately before such consolidation, merger or reorganization own, directly or indirectly, at least a majority of the combined voting power of the outstanding voting securities of the corporation resulting from such consolidation, merger or reorganization, (2) individuals who were members of the Board immediately prior to the execution of the agreement providing for such consolidation, merger or reorganization constitute a majority of the board of directors of the surviving corporation or of a corporation directly or indirectly beneficially owning a majority of the voting securities of the surviving corporation, and (3) no person beneficially owns more than 40% of the combined voting power of the then outstanding voting securities of the surviving corporation (other than a person who is (A) the Company or a subsidiary of the Company, (B) an employee benefit plan maintained by the Company, the surviving corporation or any subsidiary, or (C) the beneficial owner of 40% or more of the combined voting power of the outstanding voting securities of the Company immediately prior to such consolidation, merger or reorganization);

(iii) individuals who, as of July 1, 2001, constitute the entire Board (the “Incumbent Board”) cease for any reason to constitute a majority of the Board, provided that any individual becoming a director subsequent to July 1, 2001 whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board;

(iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, or a sale or other disposition of all or substantially all of the assets of the Company (other than to an entity described in (f)(ii) above; or

(v) any other event or transaction which the Board, acting in its discretion and with a view toward carrying out the purposes of the Plan, designates is a Change in Control.

Notwithstanding the foregoing, if there is a written employment or other agreement in effect between a Participant and the Company or an Affiliate that defines the term “change in control” or a term of like import in a similar context, then, for the purposes of applying the provisions hereof with respect to that Participant, the term Change in Control, as used in such context herein, shall have the meaning ascribed to such term under such agreement.

(g) “Code” means the Internal Revenue Code of 1986, as amended.

(h) “Committee” means the Compensation Committee of the Board.

(i) “Company” means Pulitzer Inc., a Delaware corporation, and any successor thereto.

(j) “Disability” means the inability of a Participant to substantially perform the customary duties and responsibilities of the Participant’s employment with the Company or an Affiliate for a period of at least 120 consecutive days by reason of a physical or mental incapacity which is expected to result in death or last indefinitely.

(k) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(l) “Good Reason” means the occurrence of any of the following without the written consent of the Participant: (1) a material diminution by the Company or an Affiliate of the Participant’s duties or responsibilities in a manner which is inconsistent with his or her position or which has or is reasonably likely to have a material adverse effect on the Participant’s status or authority; (2) a material diminution of a Participant’s working conditions (including, without limitation, relocation by more than 50 miles of the Participant’s principal place of business); (3) a reduction by the Company or an Affiliate of a Participant’s rate of salary or annual incentive opportunity or a breach by the Company or any of its Affiliates of a material provision of any written employment or other agreement with the Participant which is not corrected within 15 days following notice thereof by the Participant to the Company; or (4) any other event specified in the Plan Certificate as constituting Good Reason. Notwithstanding the preceding sentence, if there is a written employment agreement in effect between a Participant and the Company or an Affiliate that defines the term “good reason” (or a term of like import) in a similar context, then, for the purpose of applying the provisions hereof with respect to that Participant, the term Good Reason as used in such similar context herein, shall have the meaning ascribed to that term under such employment agreement.

(m) “Participant” means an individual who is designated as such in accordance with Section 4.

(n) “Plan” means the Pulitzer Inc. Executive Transition Plan the terms of which are set forth herein.

(o) “Plan Certificate” means a written agreement or certificate setting forth the rights of a Participant under the Plan, which rights will be fixed by the Committee or the Board in accordance with the provisions hereof.

(p) “Pro Rata Cash Bonus” means a Participant’s target annual bonus under the Company’s executive incentive compensation plan for the year in which his or her employment is terminated (or, if greater, the actual annual bonus earned by the Participant under that plan for such year) multiplied by a fraction, the numerator of which is the number of days from the beginning of the fiscal year through the termination date, and the denominator of which is the total number of days in the fiscal year.

(q) “Total Cash Compensation” means, as of the effective date of the termination of a Participant’s employment with the Company and its Affiliates, the sum of: (1) the Participant’s highest annual rate of salary at any time during the preceding 24 months, and (2) the Participant’s average annual cash incentive bonus under the Company’s executive incentive compensation plan for the preceding three fiscal years (or such lesser number of full fiscal years of the Participant’s employment with the Company and/or an Affiliate). If a Participant’s employment terminates during the same fiscal year in which it begins, then the bonus component of the Participant’s Total Cash Compensation will be the Participant’s annualized target bonus for such year.

3. Administration.

(a) The Committee. The Plan shall be administered by the Committee. Subject to the provisions of the Plan, the Committee, acting in its sole and absolute discretion, shall have full power and authority to interpret, construe and apply the provisions of the Plan and to take such actions as it deems necessary or appropriate in order to carry out the provisions of the Plan. A majority of the members of the Committee will constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration of the Plan or any Plan Certificate, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan. The Committee may delegate to other persons, including, without limitation, employees of the Company or an Affiliate, such duties and functions as it deems appropriate in connection with the administration of the Plan.

(b) Indemnification. The Company shall indemnify and hold harmless each member of the Committee and any employee or director of the Company or an Affiliate to whom any duty or function relating to the administration of the Plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including legal and other expenses incident thereto) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.

4. Participation.

(a) Eligibility to Participate. Senior executive officers and other key executive or management employees of the Company or an Affiliate are eligible to become Participants in the Plan. An eligible employee will become a Participant if (and only if) he or she is designated as a Participant by the Committee.

(b) Notice of Participation. The Company will provide written notification to each eligible employee who is designated as a Participant in the Plan. Subject to the provisions of the Plan, the Committee (or, where applicable, the Board) will fix the terms and conditions of an individual’s participation in the Plan, which terms and conditions need not be the same for each Participant. The terms and conditions applicable to a Participant will be set forth in a separate Plan Certificate.

5. General Severance Protection. Subject to Section 9 (relating to other agreements which may govern), the provisions of this Section 5 shall apply upon the termination of a Participant’s employment with the Company and its Affiliates unless and except to the extent that Section 6 (relating to severance protection upon termination of a Participant’s employment in conjunction with a Change in Control) specifically applies.

(a) Termination by the Company or an Affiliate without Cause. If a Participant’s employment is terminated by the Company or an Affiliate without Cause, then, subject to Section 10 (relating to the execution and delivery of a release of claims), the Participant shall be entitled to receive the following payments and benefits:

(i) the Participant’s Accrued Compensation;

(ii) the Participant’s Pro Rata Cash Bonus;

(iii) an amount equal to the Participant’s Total Cash Compensation multiplied by 1.0 (or such greater multiplier, not to exceed 3.0, as may be set forth in the Plan Certificate), which amount shall be payable to the Participant in equal monthly or more frequent installments over a period of years equal in number to the multiplier used to calculate such amount, or, if the Committee or the Board so determines, in a single lump sum; and

(iv) Benefit Continuation for a period of years equal in number to the multiplier under Section 5(a)(iii).

(b) Disability or Death. If a Participant’s employment is terminated by the Company or an Affiliate due to the Participant’s Disability or if the Participant’s employment terminates by reason of death, then the Participant (or the deceased Participant’s beneficiary) shall be entitled to receive the following payments and benefits:

(i) the Participant’s Accrued Compensation;

(ii) the Participant’s Pro-Rata Cash Bonus; and

(iii) Benefit Continuation for a period of years equal in number to the multiplier under Section 5(a)(iii) (exclusive of life insurance for a deceased Participant).

(c) Termination by Company or an Affiliate for Cause or Voluntary Termination by the Participant. If a Participant’s employment is terminated by the Company or an Affiliate for Cause or is voluntarily terminated by the Participant (for any reason, including Good Reason, or no reason), the Participant shall be entitled to receive his or her Accrued Compensation, subject to set off for amounts owed by the Participant to the Company or an Affiliate, and, except as otherwise specifically provided in his or her Plan Certificate with respect to a termination by the Participant for Good Reason, the Company and its Affiliates shall have no further obligation to the Participant under the Plan.

6. Termination in Conjunction with a Change in Control. Subject to Section 9 (relating to other agreements which may govern), if a Change in Control occurs, the provisions of this Section 6 will apply with respect to the termination of a Participant’s employment during the period beginning on the date of the definitive agreement pursuant to which the Change in Control is consummated and ending on the second anniversary of the Change in Control. If a Participant is entitled to receive payments and benefits under this Section 6 due to a termination of employment in conjunction with a subsequent Change in Control and if, with respect to such termination of employment, the Participant receives payments or benefits under Section 5, then the payments and benefits to which the Participant is entitled under this Section 6 will be reduced by the payments and benefits which the Participant has received under Section 5.

(a) Termination by the Company or an Affiliate without Cause or by the Participant for Good Reason. If a Participant’s employment is terminated by the Company or an Affiliate without Cause or by the Participant for Good Reason (which, if so provided in his or her Plan Certificate, shall include a voluntary termination by the Participant during a specified period following the Change in Control), then, subject to Section 8 (relating to the avoidance of excise tax liability) and Section 10 (relating to the execution and delivery of a release of claims), the Participant shall be entitled to receive the following payments and benefits:

(i) the Participant’s Accrued Compensation;

(ii) the Participant’s Pro-Rata Cash Bonus;

(iii) an amount equal to the Participant’s Total Cash Compensation multiplied by 1.5 (or such greater multiplier not to exceed 3.0 as may be set forth in the Plan Certificate), which amount shall be payable in a lump sum in cash within 10 business days following the date of the Participant’s termination of employment or, if later, the date of the Change in Control;

(iv) Benefit Continuation for a period of years equal in umber to the multiplier under Section 6(a))(iii); and

(v) if and to the extent the Committee or the Board so determines, accelerated vesting and other pension enhancements under the Company’s Supplemental Executive Benefit Pension Plan.

(b) Disability or Death. If a Participant’s employment is terminated by the Company or an Affiliate due to the Participant’s Disability, or if the Participant’s employment terminates by reason of death, then the Participant (or the deceased Participant’s beneficiary) shall be entitled to receive the following payments and benefits:

(i) the Participant’s Accrued Compensation;

(ii) the Participant’s Pro-Rata Cash Bonus;

(iii) Benefit Continuation for a period of years equal in number to the multiplier under Section 6(a)(iii) (exclusive of life insurance for a deceased Participant);

(iv) if and to the extent the Committee or the Board so determines, accelerated vesting and other benefit enhancements under the Company’s Supplemental Executive Benefit Pension Plan.

(c) Termination by the Company or an Affiliate for Cause or Termination by the Participant without Good Reason. If a Participant’s employment is terminated by the Company or an Affiliate for Cause or is voluntarily terminated by the Participant without Good Reason (as modified by Section 6(a) above), the Participant shall be entitled to receive his or her Accrued Compensation through the date of termination, subject to set off for amounts owed by the Participant to the Company or an Affiliate, and neither the Company nor any Affiliate shall have any further obligation to the Participant under the Plan.

7. Effect of a Change in Control on Options and Other Equity-Based Awards. All outstanding Company stock options and other Company equity-based awards held by a Participant shall become fully vested immediately before the occurrence of a Change in Control if (a) the Participant is then still employed by the Company or an Affiliate; or (b) the Participant is entitled to payments and benefits under Section 6(a) as a result of the termination of his or her employment during the pre-Change in Control severance protection period described in Section 6. If a Participant becomes vested in a stock option or other equity-based award pursuant to part (b) of the preceding sentence, then, before the Change in Control, the Company will either reinstate the option or award to the extent it would otherwise not be vested, or make a cash payment to the Participant equal to the intrinsic value of the non-vested portion of the option or award based upon the then value per share of the Company’s Common Stock. The vesting and other terms and conditions of a Participant’s stock options and other equity-based awards will continue to govern except as otherwise specifically provided by this Section 7.

8. 280G Limitation. If a Participant is entitled to receive payments and benefits under the Plan and if, when combined with the payments and benefits the Participant is entitled to receive under any other plan, program or arrangement of the Company or an Affiliate, the Participant would be subject to excise tax under Section 4999 of the Code, then, unless and except to the extent the Board approves a gross-up or other remedial provision set forth in the

Participant’s Plan Certificate, the severance amounts otherwise payable to the Participant under Section 6 of the Plan will be reduced by the minimum amount necessary to ensure that the Participant will not be subject to such excise tax.

9. Effect of Other Agreements. Notwithstanding the provisions hereof or of any Plan Certificate issued hereunder, the post-termination payment and benefit provisions of a Participant’s written employment or other agreement with the Company or an Affiliate (if any) will govern (in lieu of the provisions hereof or of such award) if and to the extent that, with respect to the Participant’s termination of employment, the provisions of such employment agreement would provide greater payments or benefits to the Participant (or to the Participant’s covered dependents or beneficiaries). If any termination or severance payments or benefits are made or provided to a Participant by the Company or any or its Affiliates pursuant to a written employment or other agreement with the Company or an Affiliate, such payments and benefits shall reduce the amount of the comparable payments and benefits payable hereunder.

10. Release of Claims. Notwithstanding anything herein to the contrary, the Committee or the Board may condition severance payments or benefits otherwise payable under the Plan to a Participant (or beneficiary of a deceased Participant) on the Participant’s (or beneficiary’s) execution and delivery of a general release in favor of the Company, its Affiliates and their officers, directors and employees, in such form as the Board or the Committee may specify. Any payment or benefit that is so conditioned may be deferred until the expiration of the seven day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period in effect on the effective date of the termination of the Participant’s employment.

11. No Duty to Mitigate/Set Off. Except as otherwise provided in the Participant’s employment or other agreement or in the Plan Certificate, a Participant entitled to receive any payment or benefits hereunder shall not be required to seek other employment or to attempt in any way to reduce any amounts payable to him or her pursuant to the Plan and the payments and benefits payable hereunder shall not be reduced by any compensation earned by the Participant as a result of employment or consultancy with another person.

12. Funding. The Plan shall be funded out of the general assets of the Company as and when benefits are payable under the Plan. All Participants shall be general unsecured creditors of the Company. If the Company decides in its sole discretion to establish any advance accrued reserve on its books against the future expense of benefits payable hereunder, or if the Company decides in its sole discretion to fund a trust under the Plan, such reserve or trust shall not under any circumstances be deemed to be an asset of the Plan.

13. Amendment and Termination. The Board may amend or terminate the Plan and, pursuant to its authority hereunder, the Board or the Committee may amend a Participant’s Plan Certificate, provided, however, that, any such action which would have the effect of reducing or diminishing a Participant’s entitlements under the Plan or the Participant’s Plan Certificate, as the case may be, shall not be effective with respect to the Participant (a) if his or her employment terminates before or within six months after the date such action is taken and written notice thereof is furnished to the Participant, and/or (b) prior to the second anniversary of a Change in Control if such action is taken (1) on the day of or subsequent to the Change in Control, (2) prior to the Change in Control, but at the request of a third party participating directly or indirectly in the Change in Control, or (3) otherwise in connection with or in anticipation of the Change in Control.

14. Successors and Beneficiaries.

(a) Successors and Assigns of Company. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform or cause to be performed the Company’s obligations under the Plan and each Plan Certificate in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In any such event, the term “Company,” as used in the Plan and each Plan Certificate, shall mean the Company, as defined above and any such successor or assignee.

(b) Beneficiary of Deceased Participant. For the purposes hereof, a deceased Participant’s beneficiary will be the person or persons designated as such in a written Plan beneficiary designation filed with the Committee, which may be revoked or revised in the same manner at any time prior to the Participant’s death. In the absence of a properly filed written Plan beneficiary designation or if no designated beneficiary survives the Participant, the deceased Participant’s estate will be deemed to be the Participant’s beneficiary hereunder.

15. Miscellaneous.

(a) Nonassignability. With the exception of a Participant’s beneficiary designation, no Participant or beneficiary may pledge, transfer or assign in any way his or her right to receive payments under the Plan, and any attempted pledge, transfer or assignment shall be void and of no force or effect.

(b) Legal Fees to Enforce Rights after a Change in Control. If, following a Change in Control, the Company fails to comply with any of its obligations under the Plan or any Plan Certificate or the Company takes any action to declare the Plan or any Plan Certificate void or unenforceable or institutes any litigation or other legal action designed to deny, diminish or to recover from any Participant (or a deceased Participant’s beneficiary) the payments and benefits intended to be provided, then such Participant (or beneficiary, as the case may be) shall be entitled to retain counsel of his or her choice at the expense of the Company to represent such Participant (or beneficiary, as the case may be) in connection with the good faith initiation or defense of any litigation or other legal action, whether by or against the Company or any director, officer, stockholder or other person affiliated with the Company or any successor thereto in any jurisdiction.

(c) Not a Contract of Employment. The terms and conditions of the Plan shall not be deemed to constitute a contract of employment between any Participant and the Company or any of its Affiliates. Nothing in the Plan shall be deemed to give any employee the right to be retained in the employ or other service of the Company or any of its Affiliates or to interfere with the right of the Company or any of its Affiliates to terminate his or her employment at any time.

(d) Governing Law. Subject to the applicable provisions of ERISA, the Plan shall be governed by the laws of the State of Delaware, excluding its conflict of law rules.

(e) Withholding. The Company and its Affiliates may withhold from any and all amounts payable under the Plan such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

PULITZER INC.